Exhibit 4.37

EXECUTION COPY

STOCKHOLDER AGREEMENT

AMONG

BLACKROCK, INC.,

BARCLAYS BANK PLC

AND

BARCLAYS BR HOLDINGS S.À R.L.

DATED AS OF DECEMBER 1, 2009

Table of Contents

		Page

	ARTICLE I

	DEFINITIONS

Section 1.1	Certain Defined Terms	1
Section 1.2	Other Defined Terms	7
Section 1.3	Other Definitional Provisions	7
Section 1.4	Methodology for Calculations	7

	ARTICLE II

	SHARE OWNERSHIP

Section 2.1	Acquisition of Additional BlackRock Capital Stock	8
Section 2.2	Prohibition of Certain Communications and Actions	10
Section 2.3	Purchases of Additional Securities	11
Section 2.4	BlackRock Share Repurchases	11

	ARTICLE III

	TRANSFER RESTRICTIONS

Section 3.1	General Transfer Restrictions	12
Section 3.2	Restrictions on Transfer	12
Section 3.3	Right of First Refusal	14
Section 3.4	Legend on Securities	15

	ARTICLE IV

	CORPORATE GOVERNANCE

Section 4.1	Composition of the Board	15
Section 4.2	Vote Required for Board Action; Board Quorum	16
Section 4.3	Committees	17
Section 4.4	Certificate of Incorporation and Bylaws to be Consistent	17
Section 4.5	Information Rights	17
Section 4.6	Voting Agreements	18
Section 4.7	Related Party Transactions	19

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STOCKHOLDER AGREEMENT

STOCKHOLDER AGREEMENT, dated as of December 1, 2009, among BlackRock, Inc., a Delaware corporation (“BlackRock”), Barclays Bank PLC, a corporation organized under the laws of England and Wales (“Barclays”), and Barclays BR Holdings S.à r.l., a société à responsabilité limitée organized under the laws of Luxembourg (“BR Holdings” and, together with Barclays, the “Barclays Parties”).

WHEREAS, BlackRock, Barclays and Barclays PLC are parties to a Stock Purchase Agreement, dated as of June 16, 2009 (as amended from time to time, the “SPA”), pursuant to which BlackRock is acquiring all of the issued and outstanding equity interests in the Transferred Entities (as such term is defined in the SPA) directly and indirectly owned by Barclays in exchange for shares of BlackRock Common Stock (as defined herein), Series B Participating Stock (as defined herein) and Series D Participating Preferred Stock (as defined herein);

WHEREAS, upon the Closing (as such term is defined in the SPA) under the SPA, the Barclays Parties will Beneficially Own (as defined herein) up to 19.9% of the issued and outstanding BlackRock Capital Stock (as defined herein);

WHEREAS, it is a condition to the obligations of each of BlackRock and Barclays to consummate the transactions contemplated by the SPA that this Agreement shall have been duly executed and delivered by BlackRock, the Barclays Parties and any appropriate Affiliate; and

WHEREAS, the parties hereto desire to enter into this Agreement to establish certain arrangements with respect to the shares of BlackRock Capital Stock to be Beneficially Owned by the Barclays Parties following the Closing, as well as restrictions on certain activities in respect of BlackRock Capital Stock, corporate governance and other related corporate matters;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein, neither BlackRock nor any of its Controlled Affiliates shall be deemed to be a Subsidiary or Affiliate of any Barclays Party solely by virtue of the Beneficial Ownership by any Barclays Party of BlackRock Capital Stock,

the election of Directors nominated by any Barclays Party to the Board, the election of any other Directors nominated by the Board or any other action taken by any Barclays Party in accordance with the terms and conditions of, and subject to the limitations and restrictions set forth on such Person in, this Agreement (and irrespective of the characteristics of the aforesaid relationships and actions under applicable law or accounting principles).

“Agreement” means this Stockholder Agreement as it may be amended, supplemented, restated or modified from time to time.

“Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the Commission under the Exchange Act; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing), except that in no event will any Barclays Party be deemed to Beneficially Own any securities which it has the right to acquire pursuant to Section 2.3 unless, and then only to the extent that, it shall have actually exercised such right. For purposes of this Agreement, a Person shall be deemed to Beneficially Own any securities Beneficially Owned by its Affiliates (including as Affiliates for this purpose its officers and directors only to the extent they would be Affiliates solely by reason of their equity interest) or any Group of which such Person or any such Affiliate is or becomes a member; provided, however, that securities Beneficially Owned by the Barclays Parties shall not include, for any purpose under this Agreement, any Voting Securities or other securities held by such Persons and their Affiliates in trust, managed, brokerage, custodial, nominee or other customer accounts; in trading, inventory, lending or similar accounts of such Persons and their Affiliates which are broker-dealers or otherwise engaged in the securities business; or in pooled investment vehicles sponsored, managed and/or advised or subadvised by such Persons and their Affiliates except, if they Beneficially Own more than 25% of the ownership interests in a pooled investment vehicle, to the extent of their ownership interests therein; provided that in each case, such securities were acquired in the ordinary course of business of their securities business and not with the intent or purpose of influencing control of BlackRock or avoiding the provisions of this Agreement. The term “Beneficially Own” shall have a correlative meaning.

“Board” means the Board of Directors of BlackRock.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, New York or London, England.

“By Laws” means the By-Laws of BlackRock, as amended or supplemented from time to time.

“Capital Stock” means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the shares of Common Stock, par value $0.01 per share, of BlackRock and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means, or otherwise to control such Person within the meaning of such term as used in Rule 405 under the Securities Act. For purposes of this definition, a general partner or managing member of a Person shall always be considered to control such Person provided, however, that a Person shall not be treated as having any control over any collective investment vehicle to which it provides services unless it and its Affiliates collectively have a proprietary economic interest exceeding 25% of the equity interest in such collective investment vehicle.

“Controlled Affiliate” of any Person means a Person that is directly or indirectly controlled by such other Person.

“Director” means any member of the Board (other than any advisory, honorary or other non-voting member of the Board).

“Equivalent Securities” means at any time shares of any class of Capital Stock or other securities or interests of a Person which are substantially equivalent to the Voting Securities of such Person other than by reason of not having voting rights, including with respect to BlackRock, for the avoidance of doubt, the Series A Participating Preferred Stock, Series B Participating Preferred Stock, Series C Participating Preferred Stock and Series D Participating Preferred Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission from time to time thereunder (or under any successor statute).

“Executive Officer” has the meaning assigned to it, from time to time, in Federal Reserve Regulation “O”, 12 CFR 215.2(e)(1).

“Fair Market Value” means, as to any securities or other property, the cash price at which a willing seller would sell and a willing buyer would buy such securities or property in an arm’s length negotiated transaction without time constraints. With respect to any securities that are traded on a national securities exchange, Fair Market Value shall mean the arithmetic average of the closing prices of such securities on their principal market for the ten consecutive trading days immediately preceding the applicable date of determination and with respect to shares of Participating Preferred Stock of any series shall be the same price per share as the Fair Market Value per share of the Common Stock. The Fair Market Value of any property or assets, other than securities described in the preceding sentence, with an estimated value of less than 1% of the Fair Market Value of all of the issued and outstanding BlackRock Capital Stock shall be determined by the Board (acting through a majority of the Independent Directors) in its good faith judgment. The Fair Market Value of all other property or assets shall be determined by an Independent Investment Banking Firm, selected by a majority of the Independent Directors, whose determination shall be final and binding on the parties hereto. The fees and expenses of such Independent Investment Banking Firm shall be paid by BlackRock.

“Group” shall have the meaning assigned to it in Section 13(d)(3) of the Exchange Act.

“Independent Director” means any Director who (i) is or would be an “independent director” with respect to BlackRock pursuant to Section 303A.02 of the New York Stock Exchange Listed Company Manual (or any successor provision) and (ii) was not nominated or proposed for nomination by or on behalf of Barclays, any Significant Stockholder, or any Affiliates or Designated Directors of a Barclays Party or a Significant Stockholder.

“Independent Investment Banking Firm” means an investment banking firm of nationally recognized standing that in the reasonable judgment of the Person or Persons engaging such firm, taking into account any prior relationship with Barclays, any Significant Stockholder or BlackRock, is independent of such Person or Persons.

“Ownership Cap” means, at any time of determination, with respect to the Barclays Parties and their Affiliates (and for purposes of (iii) and (iv) below all directors and Executive Officers of Barclays and its Affiliates), each of (i) 4.9 percent of the Total Voting Power of the Voting Securities of BlackRock issued and outstanding at such time (the “Voting Ownership Cap”), (ii) 19.9 percent of the sum of the Voting Securities and the Participating Preferred Stock of BlackRock issued and outstanding at such time and issuable upon the exercise of any options or other rights outstanding at that time which, if exercised, would result in the issuance of additional Voting Securities or Participating Preferred Stock (the “Total Ownership Cap”), (iii) 24.9 percent of any class of Voting Securities of BlackRock issued and outstanding at such time, (the “Class Ownership Cap”), and (iv) 24.9 percent of the sum of the aggregate number of Voting Securities and the Participating Preferred Stock of BlackRock issued and outstanding at such time and issuable upon the exercise of any options or other rights outstanding at that time which, if exercised, would result in the issuance of additional Voting Securities or Participating Preferred Stock (the “Aggregate Ownership Cap”).

“Ownership Percentage” means, with respect to any Person, at any time, the quotient, expressed as a percentage, of (i) with respect to the Voting Ownership Cap (A) the Total Voting Power of all Voting Securities of another Person Beneficially Owned by such Person and its Affiliates divided by (B) the Total Voting Power of all Voting Securities of such other Person issued and outstanding at that time, (ii) with respect to the Total Ownership Cap, (A) the Total Voting Power of all Voting Securities and the total number of Equivalent Securities of another Person Beneficially Owned by such Person and its Affiliates divided by (B) the Total Voting Power of all Voting Securities and the total number of Equivalent Securities of such other Person issued and outstanding at that time and issuable upon the exercise of any options or other rights outstanding at that time which, if exercised, would result in the issuance of additional Voting Securities or Equivalent Securities, (iii) with respect to the Class Ownership Cap (A) the Total Voting Power of any class of Voting Securities of another Person Beneficially Owned by such Person, its Affiliates and its and any of its Affiliates’ Executive Officers and directors divided by (B) the Total Voting Power of such class of Voting Securities of such other Person issued and outstanding at that time, and (iv) with respect to the Aggregate Ownership Cap, (A) the Total Voting Power of all Voting Securities and the total number of Equivalent Securities of another Person Beneficially Owned by such Person, its Affiliates and its and any of its Affiliates’ Executive Officers and directors divided by (B) the Total Voting Power of all Voting Securities and the total number of Equivalent Securities of such other Person issued and outstanding at that time and issuable upon the exercise of any options or other rights outstanding at that time which, if exercised, would result in the issuance of additional Voting Securities or Equivalent Securities.

“Ownership Threshold” means, at any time of determination, with respect to the Barclays Parties and their Affiliates, 5 percent of the sum of the Voting Securities of BlackRock and Participating Preferred Stock of BlackRock issued and outstanding at such time.

“Participating Preferred Stock” means Series A Participating Preferred Stock, Series B Participating Preferred Stock, Series C Participating Preferred Stock, Series D Participating Preferred Stock and any other series of preferred stock of BlackRock determined by the Board to have economic participation in BlackRock’s assets, earnings and distributions substantially equivalent to that of the Series B Participating Preferred Stock.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, other entity, government or any agency or political subdivision thereof or any Group comprised of two or more of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission from time to time thereunder (or under any successor statute).

“Series A Participating Preferred Stock” means the Series A Participating Preferred Stock, par value $.01 per share, of BlackRock and any securities issued in respect thereof, or in substitution therefor, or in substitution therefor in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“Series B Participating Preferred Stock” means the Series B Convertible Participating Preferred Stock, par value $.01 per share, of BlackRock and any securities issued in respect thereof, or in substitution therefor, or in substitution therefor in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“Series C Participating Preferred Stock” means the Series C Convertible Participating Preferred Stock, par value $.01 per share, of BlackRock and any securities issued in respect thereof, or in substitution therefor, or in substitution therefor in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“Series D Participating Preferred Stock” means the Series D Participating Preferred Stock, par value $.01 per share, of BlackRock and any securities issued in respect thereof, or in substitution therefor, or in substitution therefor in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“Significant Stockholder” means, at any time of determination, any Person other than the Barclays Parties and their Affiliates that Beneficially Owns 20 percent or more of the BlackRock Capital Stock issued and outstanding at such time.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting or similar interests in such partnership), or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Total Voting Power” means the total number of votes entitled to be cast by the holders of the outstanding Capital Stock and any other securities entitled, in the ordinary course, to vote on matters put before the holders of the Capital Stock generally.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by operation of law or otherwise), any Capital Stock or any interest in any Capital Stock; provided, however, that a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction in which Barclays is a constituent corporation (or otherwise a party including, for the avoidance of doubt, a transaction pursuant to which a Person acquires all or a portion of Barclays’ outstanding Capital Stock, whether by tender or exchange offer, by share exchange, or otherwise) shall not be deemed to be the Transfer of any BlackRock Capital Stock Beneficially Owned by the Barclays Parties, provided that the primary purpose of any such transaction is not to avoid the provisions of this Agreement and that the successor or surviving person to such a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction, if not Barclays, expressly assumes all obligations of

Barclays under this Agreement. For purposes of this Agreement, the term Transfer shall include the sale of an Affiliate of any Barclays Party or any Barclays Party’s interest in an Affiliate which Beneficially Owns BlackRock Capital Stock unless such Transfer is in connection with a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction referred to in the first proviso of the previous sentence.

“Voting Securities” means at any time shares of any class of Capital Stock or other securities or interests of a Person which are then entitled to vote generally, and not solely upon the occurrence and during the continuation of certain specified events, in the election of Directors or Persons performing a similar function with respect to such Person, and any securities convertible into or exercisable or exchangeable at the option of the holder thereof for such shares of Capital Stock.

Section 1.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

TERM	SECTION
Additional BlackRock Stock Purchase	Section 2.3
BlackRock	Preamble
BlackRock Party	Section 3.3(a)
Barclays	Preamble
Barclays Designee	Section 4.1(a)
BR Holdings	Preamble
DGCL	Section 1.4
Last Look Price	Section 3.2(b)
Litigation	Section 6.11(a)
Management Designee	Section 4.1(a)
Offer	Section 3.3(a)
Offer Notice	Section 3.3(a)
Prohibited Actions	Section 2.2(h)
Related Person	Section 4.7
Significant Stockholder Designee	Section 4.1(a)
SPA	Preamble
Stock Issuance	Section 2.3
Subject Capital Stock	Section 3.3(a)
Transaction Agreement	Section 2.1(d)

Section 1.3 Other Definitional Provisions. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified.

The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

Section 1.4 Methodology for Calculations. For purposes of calculating the number of outstanding shares of BlackRock Capital Stock or Voting Securities and the number of shares of BlackRock Capital Stock or Voting Securities Beneficially Owned by any Person as of any date, any shares of BlackRock Capital Stock or Voting Securities held in BlackRock’s treasury or belonging to any Subsidiaries of BlackRock which are not entitled to be voted or counted for purposes of determining the presence of a quorum pursuant to Section 160(c) of the Delaware General Corporation Law (or any successor statute) (the “DGCL”) shall be disregarded.

ARTICLE II

SHARE OWNERSHIP

Section 2.1 Acquisition of Additional BlackRock Capital Stock.

(a) Except as provided in paragraph (b) below each Barclays Party covenants and agrees with BlackRock that it shall not, and shall not permit any of its Affiliates to, directly or indirectly, acquire, offer or propose to acquire or agree to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another Person (whether by way of merger, consolidation or otherwise), by joining a partnership, syndicate or other Group or otherwise, the Beneficial Ownership of any additional BlackRock Capital Stock, if after giving effect to such acquisition or action, the Barclays Parties would Beneficially Own BlackRock Capital Stock representing more than any of the Voting Ownership Cap, the Total Ownership Cap or, together with the Executive Officers and directors of the Barclays Parties and their Affiliates, the Class Ownership Cap or the Aggregate Ownership Cap; provided, that neither the Class Ownership Cap nor the Aggregate Ownership Cap permit the Barclays Parties and their Affiliates to exceed the Voting Ownership Cap or the Total Ownership Cap.

(b) Notwithstanding the first paragraph of Section 2.1(a), the acquisition (whether by merger, consolidation, exchange of equity interests, purchase of all or part of the equity interests or assets or otherwise) by any Barclays Party or an Affiliate thereof of any Person that Beneficially Owns BlackRock Capital Stock, or the acquisition of BlackRock Capital Stock in connection with securing or collecting a debt previously contracted in good faith in the ordinary course of such Barclays Party’s or such Affiliate’s banking, brokerage or securities businesses, shall not constitute a violation of the Ownership Cap; provided that (i) the primary purpose of any such transaction is not to avoid the provisions of this Agreement, including the Ownership Cap, and (ii) in the case of an acquisition of another Person, it uses reasonable best efforts to negotiate terms in connection with the relevant acquisition agreement requiring such other Person to divest itself of sufficient BlackRock Capital Stock it Beneficially Owns so that the Voting Ownership Cap and the Total Ownership Cap would not be exceeded pro forma for the acquisition, with such divestiture to be effected concurrently with, or as promptly as practicable following, the consummation of such acquisition (but in no event more than 120 days following such consummation, or such longer period not in excess of 243 days following such consummation as may be necessary due to the possession of material non-public information or so that neither it nor any of its Affiliates incurs any liability under Section 16(b) of the Exchange Act if, for purposes of Section 16(b), they have not acquired Beneficial Ownership of any other shares of BlackRock Capital Stock or derivatives thereof after the date of the transaction that resulted in the Barclays Parties exceeding the Ownership Cap) and the successor or surviving Person to such transaction, if not such Barclays Party or such Affiliate, expressly assumes all obligations of such Barclays Party or such Affiliate, as the case may be, under this Agreement; and provided, further, that the provisions of paragraph (c) below are complied with.

(c) (i) If at any time the Barclays Parties and their Affiliates Beneficially Own in the aggregate BlackRock Capital Stock representing more than any of the Voting Ownership Cap, the Total Ownership Cap or, together with the Executive Officers and directors of the Barclays Parties and their Affiliates, the Class Ownership Cap or the Aggregate Ownership Cap, then the Barclays Parties shall, as soon as is reasonably practicable (but in no event longer than 120 days after their Ownership Percentage first exceeds the Voting Ownership Cap, the Total Ownership Cap, the Class Ownership Cap or the Aggregate Ownership Cap or such longer period not in excess of 243 days following such consummation as may be necessary due to the possession of material non-public information or so that neither any Barclays Party nor any of its Affiliates incurs any liability under Section 16(b) of the Exchange Act if, for purposes of Section 16(b), they have not acquired Beneficial Ownership of any other shares of BlackRock Capital Stock or derivatives thereof after the date of the transaction that resulted in the Barclays Parties exceeding the Ownership Cap) Transfer (in any manner that would be permitted by Section 3.2(b) after the lapse of any minimum holding period) a number of shares of BlackRock Capital Stock sufficient to reduce the amount of BlackRock Capital Stock Beneficially Owned by them and their Affiliates to an amount representing not greater than the Ownership Cap; provided, however, that subject to the Total Ownership Cap and in lieu of such Transfer, each Barclays Party shall have the right exercisable in whole or in part, to exchange, or cause BlackRock to exchange, a number of shares of BlackRock Common Stock for Series B Preferred Stock so that the amount of Voting Securities Beneficially Owned by the Barclays Parties and their Affiliates, following such exchange, shall be reduced to an amount representing not greater than the Voting Ownership Cap.

(ii) Notwithstanding any other provision of this Agreement, in no event may any Barclays Party or any of its Affiliates, directly or indirectly, including through any agreement or arrangement, exercise any voting rights, during the term of this Agreement, in respect of any BlackRock Capital Stock Beneficially Owned by the Barclays Parties and their Affiliates representing in excess of the Voting Ownership Cap, the Class Ownership Cap or the Aggregate Ownership Cap.

(d) Any additional BlackRock Capital Stock acquired and Beneficially Owned by Barclays or any of its Affiliates following the Closing shall be subject to the restrictions contained in this Agreement as fully as if such shares of BlackRock Capital Stock were acquired by it at or prior to the Closing.

(e) In addition to the limitations provided in Section 2.1(a), each Barclays Party shall not and shall cause its Affiliates not to acquire Beneficial Ownership of any shares of BlackRock Capital Stock from any Person other than BlackRock or a Significant Stockholder (other than pursuant to an acquisition effected in a manner contemplated by Section 2.1(b)) if after giving effect to such acquisition the Barclays Parties, together with their Affiliates, would Beneficially Own BlackRock Capital Stock representing more than 90 percent of the Voting Ownership Cap or the Total Ownership Cap.

Section 2.2 Prohibition of Certain Communications and Actions. Each Barclays Party shall not and shall cause its Affiliates and its and their directors, officers and other agents acting on their behalf not to, (w) solicit, seek or offer to effect, or effect, (x) negotiate with or provide any information to the Board, any director or officer of BlackRock, any stockholder of BlackRock, any employee or union or other labor organization representing employees of BlackRock or any other Person with respect to, (y) make any statement or proposal, whether written or oral, either alone or in concert with others, to the Board, any director or officer of BlackRock or any stockholder of, any employee or union or other labor organization representing employees of BlackRock or any other Person with respect to, or (z) make any public announcement (except as required by law in respect of actions permitted hereby) or proposal or offer whatsoever (including, but not limited to, any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A under the Exchange Act) with respect to:

(a) any acquisition, offer to acquire, or agreement to acquire, directly or indirectly, by purchase or any other action the purpose or result of which would be to Beneficially Own (i) BlackRock Capital Stock or Voting Securities of any successor to or person in control of BlackRock in an amount which, when added to any other BlackRock Capital Stock then Beneficially Owned by the Barclays Parties and their Affiliates would cause the total amount of BlackRock Voting Securities Beneficially Owned by the Barclays Parties to exceed the Voting Ownership Cap or the Total Ownership Cap, (ii) any equity securities of any Controlled Affiliate of BlackRock, (in each case except to the extent such acquisition, offer or agreement would be permissible under Section 2.1),

(b) any form of business combination or similar or other extraordinary transaction involving BlackRock or any Controlled Affiliate thereof, including, without limitation, a merger, tender or exchange offer or sale of any substantial portion of the assets of BlackRock or any Controlled Affiliate of BlackRock,

(c) any form of restructuring, recapitalization or similar transaction with respect to BlackRock or any Controlled Affiliate of BlackRock,

(d) any purchase of any assets, or any right to acquire any asset (through purchase, exchange, conversion or otherwise), of BlackRock or any Controlled Affiliate of BlackRock, other than investment assets of BlackRock or any Controlled Affiliate of BlackRock in the ordinary course of its banking, brokerage or securities business and other than an insubstantial portion of such assets in the ordinary course of business,

(e) being a member of a Group for the purpose of acquiring, holding or disposing of any shares of BlackRock Capital Stock or any Controlled Affiliate of BlackRock,

(f) selling any share of BlackRock Capital Stock in an unsolicited tender offer that is opposed by the Board,

(g) any proposal to seek representation on the Board except as contemplated by this Agreement or, other than as permitted by the proviso to Section 4.6(a) of this Agreement, any proposal to seek to control or influence the management, Board or policies of BlackRock or any Controlled Affiliate of BlackRock, or

(h) encourage, join, act in concert with or assist (including, but not limited to, providing or assisting in any way in the obtaining of financing for, or acting as a joint or co-bidder with) any third party to do any of the foregoing (the actions referred to in the foregoing provisions of this sentence being referred to as “Prohibited Actions”).

Nothing in this Section 2.2 shall limit the ability of any Director, including any Barclays Designee, to vote or otherwise participate in deliberations of the Directors in his or her capacity as a Director in such manner as he or she sees fit. The parties agree that notwithstanding the terms of this Agreement, this Agreement shall not prohibit any Barclays Party from engaging in any activity previously approved by the Board.

Section 2.3 Purchases of Additional Securities. At any time that BlackRock effects an issuance (a “Stock Issuance”) of additional Voting Securities or Equivalent Securities other than in connection with any employee restricted stock, stock option, incentive or other benefit plan to any Person or Persons other than any Barclays Party or any Affiliate thereof, each Barclays Party shall, subject to Section 2.1, have the right to purchase from BlackRock (in each instance, an “Additional BlackRock Stock Purchase”) (i) additional shares of Participating Preferred Stock such that following such Stock Issuance and such purchase the Barclays Parties and their Affiliates will Beneficially Own shares and/or other securities representing the lesser of (A) the Total Ownership Cap and (B) the same Ownership Percentage of the Total Ownership Cap as they Beneficially Owned immediately prior to such Stock Issuance and (ii) if the total of all Stock Issuances including the Stock Issuance in question since the Closing has the effect, after taking into account any repurchases of BlackRock Capital Stock by BlackRock since the Closing and any Transfers of BlackRock Capital Stock by the Barclays Parties and their Affiliates (other than Transfers to Affiliates), of decreasing the Total Voting Power of BlackRock Capital Stock issued and outstanding after giving effect to such Stock Issuance Beneficially Owned by the Barclays Parties and their Affiliates to 90% or less of the Voting Ownership Cap, additional Voting Securities of the same class or series issued in the Stock Issuance such that following such Stock Issuance and such purchase the Barclays Parties and their Affiliates will Beneficially Own shares and/or other securities representing the lesser of (x) the Voting Ownership Cap and (y) the same Ownership Percentage of the Voting Ownership Cap as the Barclays Parties and their Affiliates Beneficially Owned immediately prior to such Stock Issuance. If any Barclays Party exercises such right within 30 days after the pricing date of such Stock Issuance and if the purchaser or purchasers of Voting Securities in such Stock Issuance pays cash in consideration for such securities, such Barclays Party shall pay or cause to be paid an equal per security amount of cash consideration in the Additional BlackRock Stock Purchase following such Stock Issuance. In all other cases, the price that a Barclays Party shall pay to purchase the additional securities shall be the Fair Market Value per unit of the class or series of securities. BlackRock shall give each Barclays Party written notice of any Stock Issuance as far in advance as practicable and on the date of completion.

Section 2.4 BlackRock Share Repurchases. If BlackRock engages in any share repurchase program or self-tender that has the effect of causing the Barclays Parties’ Beneficial Ownership of BlackRock Capital Stock to exceed the Voting Ownership Cap or the Total Ownership Cap, subject to any restrictions in the Exchange Act, (a) the Barclays Parties shall, at the written request of BlackRock, promptly sell such number of shares of BlackRock Capital Stock to BlackRock as shall cause the Barclays Parties’ Beneficial Ownership of BlackRock

Capital Stock not to exceed the Voting Ownership Cap or the Total Ownership Cap; provided, however, that, subject to the Total Ownership Cap and in lieu of such sale, each Barclays Party shall have the right, exercisable in whole or in part, to exchange, or cause BlackRock to exchange, a number of shares of BlackRock Common Stock for Series B Preferred Stock so that the amount of Voting Securities Beneficially Owned by the Barclays Parties and their Affiliates, following such exchange, shall be reduced to an amount representing not greater than the Voting Ownership Cap; or (b) BlackRock shall, at the written request of any Barclays Party, promptly purchase such number of shares of BlackRock Capital Stock from such Barclays Party as shall cause the Barclays Parties’ Beneficial Ownership of BlackRock Capital Stock not to exceed the Voting Ownership Cap or the Total Ownership Cap. Notwithstanding anything in this Section 2.4 to the contrary, the Barclays Parties shall not be obligated to sell any shares of BlackRock Capital Stock pursuant to this Section 2.4 if such sale is capable of being exempted under Rule 16b-3 under the Exchange Act (or any successor rule), until BlackRock has taken all necessary action to exempt such sale thereunder.

ARTICLE III

TRANSFER RESTRICTIONS

Section 3.1 General Transfer Restrictions. The right of the Barclays Parties and their Affiliates to Transfer any BlackRock Capital Stock is subject to the restrictions set forth in this Article III, and no Transfer of BlackRock Capital Stock by any Barclays Party or any of its Affiliates may be effected except in compliance with this Article III. Any attempted Transfer in violation of this Agreement shall be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement, and shall not be recorded on the stock transfer books of BlackRock.

Section 3.2 Restrictions on Transfer.

(a) Without the prior written consent of BlackRock (acting through a majority of the Independent Directors), which shall not unreasonably be withheld conditioned or delayed, during an initial period of 12 months commencing at the Closing with respect to 100% of the shares of BlackRock Capital Stock acquired from BlackRock and during a period of 12 months commencing on the first anniversary of the Closing with respect to 50% of the shares of BlackRock Capital Stock acquired from BlackRock, the Barclays Parties shall not, and shall not permit their Affiliates to, Transfer any Beneficially Owned BlackRock Capital Stock or agree to Transfer, directly or indirectly, any Beneficially Owned BlackRock Capital Stock; provided that the foregoing restriction shall not prohibit any Barclays Party or any of its Affiliates from Transferring any Beneficially Owned BlackRock Capital Stock (i) to BlackRock pursuant to Section 2.4 or (ii) to an Affiliate of such Barclays Party that agrees in writing with BlackRock to be bound by this Agreement as fully as if it were an initial signatory hereto.

(b) Following the lapse of restrictions on any shares of BlackRock Capital Stock pursuant to Section 3.2(a), the Barclays Parties shall not, and shall not permit their Affiliates to, Transfer any Beneficially Owned BlackRock Capital Stock or agree to Transfer, directly or indirectly, any Beneficially Owned BlackRock Capital Stock; provided that the foregoing restriction shall not be applicable to Transfers of shares as to which such restrictions have lapsed in accordance with any of the following:

(i) to an Affiliate of any Barclays Party which agrees in writing with BlackRock to be bound by this Agreement as fully as if it were an initial signatory hereto;

(ii) pursuant to the restrictions of Rule 144 under the Securities Act applicable to sales of securities by Affiliates of an issuer (regardless of whether any Barclays Party is deemed at such time to be an Affiliate of BlackRock) to any Person who, to the knowledge of the Barclays Parties, pursuant to such Transfer would not be acquiring BlackRock Capital Stock representing in the aggregate more than 2% of the Total Voting Power of BlackRock Capital Stock issued and outstanding;

(iii) pursuant to privately negotiated transactions, in each calendar quarter in an amount not in excess (together with Transfers pursuant to Section 3.2(b)(ii) and (iv) during such calendar quarter) of 4.5% of the sum of the Voting Securities of BlackRock and the Participating Preferred Stock of BlackRock issued and outstanding in one or more transactions to any Person who, to the knowledge of the Barclays Parties, pursuant to such Transfer would not be acquiring BlackRock Capital Stock representing in the aggregate more than 2% of the Total Voting Power of BlackRock Capital Stock issued and outstanding and who after giving effect to such Transfer would not Beneficially Own BlackRock Capital Stock representing in the aggregate more than 5% of the Total Voting Power of BlackRock Capital Stock issued and outstanding; provided, that a Barclays Party or the Affiliate proposing to Transfer pursuant to this Section 3.2(b)(iii) promptly provide to BlackRock written notice required under Section 3.3 and otherwise comply with Section 3.3;

(iv) in each calendar quarter, in an amount not in excess (together with Transfers pursuant to Section 3.2(b)(ii) and (iii)) of 4.5% of the sum of the Voting Securities of BlackRock and the Participating Preferred Stock of BlackRock issued and outstanding, pursuant to a distribution to the public, registered under the Securities Act, in which a Barclays Party uses its commercially reasonable efforts to (A) effect as wide a distribution of such BlackRock Capital Stock as is reasonably practicable, and (B) not knowingly sell BlackRock Capital Stock to any Person who pursuant to such offering would be acquiring BlackRock Capital Stock representing in the aggregate more than 2% of the Total Voting Power of BlackRock Capital Stock issued and outstanding or who after consummation of such offering would Beneficially Own BlackRock Capital Stock representing in the aggregate more than 5% of the Total Voting Power of BlackRock Capital Stock issued and outstanding; or

(v) with the prior written consent of a majority of the Independent Directors; provided, however, that no consent provided by the Independent Directors shall permit any Barclays Party to effect a Transfer to any Person who such Barclays Party knows will pursuant to such Transfer be acquiring BlackRock Capital stock representing in the aggregate more than 2% of the Total Voting Power of BlackRock Capital Stock issued and outstanding.

(c) Subject to Sections 3.2(a) and (b), if any Barclays Party wishes or is required to Transfer an amount of BlackRock Capital Stock constituting more than 10% of the

Total Voting Power of BlackRock Capital Stock issued and outstanding after giving effect to such Transfer, such Barclays Party shall coordinate with BlackRock regarding optimizing the manner of distribution and sale of such shares, including whether such sale should occur through an underwritten offering, and shall cooperate in the marketing of any such offering.

(d) In addition to the other restrictions set forth in this Section 3.2, the Barclays Parties shall not sell or transfer any shares of BlackRock Capital Stock to any Person (other than an Affiliate), if following such sale or transfer, the Barclays Parties would have sold or transferred in the aggregate, since the date hereof, Beneficial Ownership of 33 1/3% or more of the Voting Securities of BlackRock (as calculated for purposes of this Section 3.2(d)). The percentage provided in this Section 3.2(d) shall be calculated as follows:

(i) The numerator is the total number of shares of the Voting Securities and the Participating Preferred Stock of BlackRock Beneficially Owned by the Barclays Parties on the date hereof which a Barclays Party has subsequently sold or transferred to a Person (other than an Affiliate) plus the number of such shares that the Barclays Party proposes to sell or transfer, divided by:

(ii) the denominator is the total number of the Voting Securities of BlackRock issued and outstanding at the time of the proposed sale or transfer plus the Participating Preferred Stock of BlackRock Beneficially Owned by the Barclays Parties at the time of the proposed sale or transfer.

(e) Each Barclays Party shall reimburse BlackRock for any documented fees and expenses incurred in connection with any Transfer by such Barclays Party pursuant to this Section 3.2 (other than any Transfer pursuant to Sections 3.3(a) and 3.3(b)).

Section 3.3 Right of First Refusal.

(a) If either Barclays Party desires at any time to sell any or all of its BlackRock Capital Stock (the “Subject Capital Stock”) to a third party in a privately negotiated transaction, such Barclays Party shall deliver a written notice (the “Offer Notice”) to BlackRock within five days of receipt of an offer to purchase the Subject Capital Stock in a privately negotiated transaction (the “Offer”). The Offer Notice shall specify all of the material terms of the Offer, including the number of shares of Subject Capital Stock, the proposed purchase price, the name and address of the third party and any copies of any agreements or documents to be executed or delivered in connection with the Offer, if available at that time. BlackRock shall have the option (exercisable by written notice to such Barclays Party given within 10 days after receipt of the Offer Notice from such Barclays Party) to purchase all (but not less than all) of the Subject Capital Stock at the same price and on the same terms as specified in the Offer Notice.

(b) If BlackRock does not elect to purchase all of the Subject Capital Stock, the Barclays Parties may within 60 days from the date on which BlackRock received the applicable Offer Notice, sell the Specified Capital Stock upon the same terms and conditions of the Offer.

(c) The closing of any purchase of the Subject Capital Stock by BlackRock under this Section 3.3 shall be held at a place and date specified by BlackRock, but not more than 10 days following the delivery of the written acceptance by BlackRock of the Offer Notice or, if later, five days after receipt of all required regulatory approvals (but in no event more than 60 days following the delivery of the written notice of acceptance by BlackRock of the Offer).

Section 3.4 Legend on Securities.

(a) Each certificate representing shares of BlackRock Capital Stock Beneficially Owned by any Barclays Party or any of its Affiliates and subject to the terms of this Agreement shall bear the following legend on the face thereof:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND CERTAIN OTHER LIMITATIONS SET FORTH IN A CERTAIN STOCKHOLDER AGREEMENT, DATED AS OF DECEMBER 1, 2009, BETWEEN BLACKROCK, INC. (THE “COMPANY”), BARCLAYS BANK PLC AND BARCLAYS BR HOLDINGS S.À R.L. AS THE SAME MAY BE AMENDED FROM TIME TO TIME (THE “AGREEMENT”), COPIES OF WHICH AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.”

(b) Upon any acquisition by any Barclays Party or any of its Affiliates of additional shares of BlackRock Capital Stock, such Barclays Party shall, or shall cause such Affiliate to, submit the certificates representing such shares of BlackRock Capital Stock to BlackRock so that the legend required by this Section 3.4 may be placed thereon (if not so endorsed upon issuance).

(c) BlackRock may make a notation on its records or give instructions to any transfer agents or registrars for BlackRock Capital Stock in order to implement the restrictions on Transfer set forth in this Agreement.

(d) In connection with any Transfer of shares of Beneficially Owned BlackRock Capital Stock, the transferor shall provide BlackRock with such customary certificates, opinions and other documents as BlackRock may reasonably request to assure that such Transfer complies fully with this Agreement and with applicable securities and other laws. In connection with any Transfer pursuant to Section 3.2(b)(ii), (iii) or (iv), BlackRock shall remove such portion of the foregoing legend as is appropriate in the circumstances.

ARTICLE IV

CORPORATE GOVERNANCE

Section 4.1 Composition of the Board.

(a) Following the Closing, BlackRock and the Barclays Parties shall each use its reasonable best efforts to cause the election at each meeting of stockholders of BlackRock of such nominees reasonably acceptable to the Board such that (i) there are no more than 19 Directors; (ii) there are not less than two and not more than four Directors who are members of BlackRock management (each a “Management Designee”); (iii) there are two Directors, each in a different class, who are individuals designated in writing to BlackRock by the Barclays Parties (each, a “Barclays Designee”), provided, however, that if for any period greater than 90 consecutive days the Barclays Parties and their Affiliates shall Beneficially Own less than 10% of the BlackRock Capital Stock issued and outstanding, the Barclays Parties shall promptly cause one of such Barclays Designees to resign and the number of Barclays Designees permissible hereunder shall be reduced to one and; provided, further, that if for any period greater than 90 consecutive days the Barclays Parties and their Affiliates shall Beneficially Own less than 5% of the BlackRock Capital Stock issued and outstanding, the Barclays Parties shall promptly cause a second Barclays Designee to resign and the number of Barclays Designees permissible hereunder shall be reduced to zero; (iv) there are two Directors, each in a different class, who are individuals designated in writing to BlackRock by each Person who is a Significant Stockholder and has held such status since prior to the date of the SPA (each, a “Significant Stockholder Designee”); and (v) the remaining Directors are Independent Directors.

(b) Following the Closing, upon the resignation, retirement or other removal from office of any Management Designee or Barclays Designee (i) BlackRock or a Barclays Party, as the case may be, shall be entitled promptly to designate a replacement Management Designee or Barclays Designee, as the case may be, who meets the qualifications of a Director and is reasonably acceptable to the Board and (ii) BlackRock and the Barclays Parties shall each use its reasonable best efforts to cause the appointment or election of such replacement designee as a Director by the other Directors or by the stockholders of BlackRock.

Section 4.2 Vote Required for Board Action; Board Quorum.

(a) Except as provided in this Section 4.2 and in Section 4.7, any determination or other action of or by the Board (other than action by unanimous written consent in lieu of a meeting) shall require the affirmative vote or consent, at a meeting at which a quorum is present, of a majority of directors present at such meeting.

(b) In addition to the requirements of Section 4.2(a), BlackRock shall not enter into any agreement providing for, or effectuate any of the following transactions without the prior written approval of Barclays:

(i) any amendment, modification, repeal or waiver of BlackRock’s Certificate of Incorporation or By-Laws that would in any material respect adversely alter or change the powers or preferences of the shares of any class of BlackRock Capital Stock held by any Barclays Party;

(ii) any settlement or consent in a regulatory enforcement matter that would be reasonably likely, in the opinion of counsel to Barclays, to cause Barclays or any of its Affiliates to suffer (A) any regulatory disqualification, (B) suspension of registration or license or (C) other material adverse regulatory consequence (which approval may not be unreasonably withheld in the case of this clause (C)); provided, however, that Barclays shall not be entitled to exercise any rights under this Section 4.2(b)(ii) if neither of the Significant Stockholders possesses comparable rights; or

(iii) any voluntary bankruptcy or similar filing or declaration by BlackRock.

(c) A quorum for any meeting of the Board shall require the presence of a majority of the total number of Directors then in office.

Section 4.3 Committees. To the extent permitted by applicable laws, rules and regulations (including any requirements under the Exchange Act or the rules of the New York Stock Exchange or any other applicable securities exchange on which the Common Stock is then listed) and except as otherwise determined by the Board (in accordance with Section 4.2) each committee of the Board shall consist of a majority of Independent Directors, the Audit Committee, the Compensation Committee and, to the extent required by applicable laws, rules and regulations and self-regulatory organization requirements, the Nominating Committee shall consist entirely of Independent Directors and the Executive Committee shall consist of not less than five members of which one shall be a Barclays Designee. Subject to Sections 4.2 and 4.7 all decisions of such committees shall require the affirmative vote of a majority of the Directors then serving on such committee.

Section 4.4 Certificate of Incorporation and Bylaws to be Consistent. Each of BlackRock and the Barclays Parties shall use its reasonable best efforts to take or cause to be taken all lawful action necessary or appropriate to ensure that at all times the Certificate of Incorporation and the By-laws of BlackRock contain provisions consistent with the terms of this Agreement (including without limitation this Article IV) and none of the Certificate of Incorporation or the By-laws of BlackRock or any of the corresponding constituent documents of BlackRock’s Subsidiaries contain any provisions inconsistent therewith or which would in any way nullify or impair the terms of this Agreement or the rights of BlackRock or any Barclays Party hereunder. Neither BlackRock nor any Barclays Party shall take or cause to be taken any action inconsistent with the terms of this Agreement (including without limitation this Article IV) or the rights of BlackRock or any Barclays Party hereunder.

Section 4.5 Information Rights.

(a) BlackRock acknowledges that the investments of each Barclays Party in BlackRock are material and strategic to it. Accordingly, BlackRock shall provide to each Barclays Party, on an ongoing and current basis, such access to and information with respect to BlackRock’s business, operations, plans and prospects as either of them may from time to time reasonably determine it requires in order to appropriately manage and evaluate its investment in BlackRock.

(b) To the extent required in order for any Party to comply with applicable law, BlackRock and Barclays will work together in good faith to develop appropriate protocols for each to share with the other aggregate security position information for use in their respective compliance programs.

(c) With respect to any information provided by BlackRock:

(i) Subject to the requirements of law (including the regulations of any applicable stock exchange), the Barclays Parties shall keep confidential, and shall cause their representatives to keep confidential, all information and documents obtained pursuant to this Section 4.5 unless such information (w) is or becomes publicly available other than as a result of a breach of this Section 4.5(c) by it or its representatives; (x) was within its possession prior to being furnished to it by or on behalf of BlackRock, provided that the source of such information was not known by it to be bound by a confidentiality agreement with, or other contractual or legal obligation of confidentiality to, BlackRock with respect to such information; (y) is or becomes available to such Person or any of its representatives on a non-confidential basis from a source other than BlackRock or any of its representatives; provided that such source was not known to it to be bound by a confidentiality agreement with, or other contractual or legal obligation of confidentiality to, BlackRock with respect to such information; or (z) is independently developed by or on its behalf without violating any of its obligations under this Section 4.5(c).

(ii) In the event any Barclays Party believes that it is legally required to disclose any information or documents contemplated by this Section 4.5(c), it shall to the extent possible under the circumstances provide reasonable prior notice to BlackRock so that BlackRock may, at its own expense, seek a protective order or otherwise take reasonable steps to protect the confidentiality of such information.

(iii) Notwithstanding the foregoing, no Barclays Party may disclose any information or documents contemplated by this Section 4.5(c) in a filing with a governmental authority to the extent required by applicable law, provided that it shall to the extent practicable under the circumstances provide prior notice to BlackRock.

(iv) The rights of each Barclays Party and the obligations of BlackRock hereunder shall be subject to applicable laws relating to the exchange of information and other applicable laws. The provisions of this Section 4.5(c) shall survive any termination of this Agreement.

Section 4.6 Voting Agreements.

(a) Each Barclays Party shall, and shall cause any of its Affiliates, to vote or act by written consent all of the shares of BlackRock Capital Stock Beneficially Owned by it (i) in favor of each matter required to effectuate any provision of this Agreement and against any matter the approval of which would be inconsistent with any provision of this Agreement and (ii) to the extent consistent with clause (i) above, in accordance with the recommendation of the Board on all matters approved by the Board in accordance with the provisions of Article IV, including elections of Directors; provided, however, that if the Board shall either fail to nominate for election as a Director either or both of two individuals designated by any Barclays Party who are reasonably acceptable to the Board, or shall unreasonably reject one or more Barclays Designees who is otherwise eligible to serve, then, so long as such individuals otherwise meet the requirements for serving as a Director of BlackRock, the Barclays Parties and their Affiliates shall have the right to nominate such individuals at the applicable meeting of stockholders and to solicit proxies for the election of such individuals and, if such individuals are nominated at such meeting, may vote all of their shares of BlackRock Capital Stock entitled to vote on such matter in favor of the election of such individuals.

(b) Each Barclays Party shall, and shall cause each of its Affiliates who hold BlackRock Capital Stock entitled to vote on any matter, be present in person or represented by proxy at all meetings of securityholders of BlackRock to the extent necessary so that all Voting Securities Beneficially Owned by the Barclays Parties and their Affiliates shall be counted as present for the purpose of determining the presence of a quorum at such meeting and to vote such shares in accordance with this Section 4.6.

Section 4.7 Related Party Transactions. Neither BlackRock nor any of its Controlled Affiliates shall enter into or effectuate any transaction or agreement with any Barclays Party or any of its Affiliates or any director, officer or employee of such Barclays Party or any such Affiliate (each a “Related Person”) that is material to BlackRock, unless such transaction or agreement is in effect at the time of the Closing, relates to transactions by or on behalf of clients of BlackRock and its Controlled Affiliates in the ordinary course of business or has been approved by or is consistent with or pursuant to the terms of a policy, transaction or agreement (or form of agreement) approved by, the affirmative vote or consent of a majority of the Directors, excluding the Barclays Designees, present at a meeting at which a quorum is present.

ARTICLE V

MOST FAVORED NATION

Section 5.1 Most Favored Nation. In the event that BlackRock amends, modifies or waives (as distinct from a consent or approval provided for therein) any provision of, or enters into, a stockholder agreement between BlackRock and a Significant Stockholder that involves the grant of rights to a Significant Stockholder that are superior, taking into account the impact of differences in levels of shareholding, regulatory status, noncompetition provisions and other similar matters (the “Contractual Superior Rights”), to those belonging to any Barclays Party under this Agreement, BlackRock shall offer each Barclays Party the opportunity to obtain such Contractual Superior Rights. BlackRock shall notify each Barclays Party prior to the time such rights become effective and shall afford it the opportunity for at least 20 days determine whether or not it wishes to obtain such Contractual Superior Rights.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Conflicting Agreements. Each party represents and warrants that it has not granted and is not a party to any proxy, voting trust or other agreement that is inconsistent with or conflicts with any provision of this Agreement.

Section 6.2 Termination. Except as otherwise provided in this Agreement, this Agreement shall terminate on the later of the five year anniversary of the Closing and the first date on which the Barclays Parties and their Affiliates Beneficially Own BlackRock Capital Stock representing less than the Ownership Threshold. Nothing in this Section 6.2 shall be deemed to release any party from any liability for any willful and material breach of this Agreement occurring prior to the termination hereof or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

Section 6.3 Ownership Information.

(a) For purposes of this Agreement, all determinations of the amount of outstanding BlackRock Capital Stock shall be based on information set forth in the most recent quarterly or annual report, and any current report subsequent thereto, filed by BlackRock with the Commission, unless BlackRock shall have updated such information by delivery of written notice to each Barclays Party.

(b) If at any time or from time to time BlackRock becomes aware of any event that has caused, or which could reasonably be expected to cause, Beneficial Ownership by the Barclays Parties and their Affiliates of BlackRock Capital Stock to increase above the Ownership Cap, BlackRock shall promptly (but in no event more than five Business Days thereafter) notify each Barclays Party thereof.

(c) BlackRock shall provide to Barclays promptly following its request, the amount of securities then issued and outstanding by BlackRock, including the number of shares (by class) of BlackRock Capital Stock outstanding and the number and kind of option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to BlackRock Capital Stock, or similar securities with a value derived from the value of BlackRock Capital Stock outstanding.

Section 6.4 Savings Clause. No provision of this Agreement shall be construed to require any party or its Affiliates to take any action that would violate any applicable law (whether statutory or common), rule or regulation.

Section 6.5 Amendment and Waiver. Except as otherwise provided herein, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement, and no giving of any consent provided for hereunder, shall be effective unless such modification, amendment, waiver or consent is, in the case of BlackRock, approved by a majority of the Independent Directors. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 6.6 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

Section 6.7 Entire Agreement. Except as otherwise expressly set forth herein, this Agreement and the SPA embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt, solely with respect to the subject matter hereof, any prior understandings, agreements or representations by or between the parties, written or oral, that may have related to the subject matter hereof in any way. Without limiting the generality of the foregoing, to the extent that any of the terms hereof are inconsistent with the rights or obligations of any Barclays Party under any other agreement with BlackRock, the terms of this Agreement shall govern.

Section 6.8 Successors and Assigns. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (except by operation of law pursuant to a merger or similar business combination transaction), by any party without the prior written consent of the other parties (approved, in the case of BlackRock, by a majority of the Independent Directors), provided, that any Barclays Party may assign its rights and obligations hereunder (in whole or in part) to an Affiliate that agrees in writing with BlackRock to be bound by this Agreement as fully as if it were an initial signatory hereto and any such transferee may thereafter make corresponding assignments in accordance with this proviso; provided, further, that BlackRock may assign all or a portion of its rights under Section 3.3 in connection with any particular transaction subject thereto so long as BlackRock remains, obligated in respect of any purchase obligations arising thereunder. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

Section 6.9 Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

Section 6.10 Remedies.

(a) Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that each and every one of the covenants or agreements in this Agreement are not performed in accordance with their terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically each and every one of the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

Section 6.11 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to BlackRock:

c/o BlackRock, Inc.

40 East 52nd Street

New York, NY 10022

Facsimile: 212-810-8760

Attn:	Laurence D. Fink

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Facsimile: 212-735-2000

Attention:	Franklin M. Gittes, Esq.
Richard T. Prins, Esq.

If to Barclays and BR Holdings:

Barclays PLC

1 Churchill Place

Canary Wharf

London

E14 5HP

England

Facsimile: +44 1452 638157

Attention:	Company Secretary

And

Barclays BR Holdings S.à r.l.

26b, Boulevard Royal

L-2449

Luxembourg

Attention:	Company Secretary

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

1888 Century Park East, Suite 2100

Los Angeles, CA 90067

Facsimile: 310-712-6630

Attention:	Alison S. Ressler, Esq.
Eric M. Krautheimer, Esq.

Section 6.12 Governing Law; Consent to Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction in the Court of Chancery of the State of Delaware (unless such court does not have subject matter jurisdiction in which case the parties submit to the exclusive jurisdiction of the courts of the State of New York located in the Borough of Manhattan) or any court of the United States located in the State of Delaware, for any action, proceeding or investigation in any court or before any governmental authority (“Litigation”) arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Litigation, the defense of sovereign immunity, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 6.12, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the Litigation in any such court is brought in an inconvenient forum, that the venue of such Litigation is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

(b) Each of the parties expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the State of Delaware and of the United States of America; provided that consent by the Barclays Parties and BlackRock to jurisdiction and service contained in this Section 6.12 is solely for the purpose referred to in this Section 6.12 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.

Section 6.13 Interpretation. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

IN WITNESS WHEREOF, the parties hereto have executed this Stockholder Agreement as of the date first written above.

BLACKROCK, INC.

By:	/s/ Daniel R. Waltcher
Name: Daniel R. Waltcher
Title: Managing Director and Deputy General Counsel

BARCLAYS BANK PLC

By:	/s/ Chris Lucas
Name: Chris Lucas
Title: Director

BARCLAYS BR HOLDINGS S.À R.L.

By:	/s/ Manfred Zisselsberger
Name: Manfred Zisselsberger
Title: Attorney

[Signature page of Stockholder Agreement]